Exhibit 99.B(a)(79)

THE RBB FUND, INC.

ARTICLES OF AMENDMENT

THE RBB FUND, INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by changing the name of the Class VVVVV (Campbell Core Trend Fund) and Class YYYYY (Campbell Core Carry Fund) shares as follows:

Old Designation	New Designation

Class VVVVV Campbell Core Trend Fund	Class VVVVV Campbell Dynamic Trend Fund

Class YYYYY Campbell Core Carry Fund	Class YYYYY Campbell Multi-Asset Carry Fund

SECOND:                                         The foregoing amendment to the charter of the Corporation was approved by the vote of a majority of the Board of Directors.  The foregoing amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on behalf by its duly authorized President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties for perjury.

THE RBB FUND, INC.

	By:	/s/ Salvatore Faia
Salvatore Faia
President

ATTEST:

/s/ James G. Shaw
James G. Shaw
Secretary